SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

     Filed by the registrant [X]
     Filed by a party other than the registrant [ ]
     Check the appropriate box:
     [ ] Preliminary proxy statement
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               Terex Corporation
               (Name of Registrant as Specified in Its Charter)

                               Terex Corporation
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(i)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
          14a-6(i)(3).
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.
     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:


     (2) Form, schedule or registration statement no.:


     (3) Filing party:


     (4) Date filed:





                               TEREX CORPORATION
                500 Post Road East, Westport, Connecticut 06880



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 23, 1995



The Annual Meeting of Stockholders of Terex Corporation (hereafter the "Company") will be held at the Westport Inn, 1595 Post Road East, Westport, Connecticut, on Friday, June 23, 1995, at 10:00 a.m., local time, for the following purposes:

     1. To elect eight directors to hold office for one year or until their successors are duly elected and qualified.

     2. To ratify the selection of Price Waterhouse as independent accountants of the Company for 1994 and 1995.

     3. To ratify the 1994 Terex Corporation Long-Term Incentive Plan and the initial awards granted thereunder.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on May 22, 1995 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOUR PROXY CARD BE RETURNED PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.


By order of the Board of Directors,


Marvin B. Rosenberg
Secretary


May 26, 1995
Westport, Connecticut

                               TEREX CORPORATION
                              500 Post Road East
                          Westport, Connecticut 06880



                            Proxy Statement for the
                        Annual Meeting of Stockholders
                          to be held on June 23, 1995




This Proxy Statement is furnished to stockholders of Terex Corporation ("Terex" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held on June 23, 1995, at the Westport Inn, 1595 Post Road East, Westport, Connecticut, and any adjournments or postponements thereof (collectively, the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice").

The Notice and proxy card (the "Proxy") accompany this Proxy Statement. This Proxy Statement and the accompanying Notice, Proxy and related materials are being mailed on or about May 26, 1995, to each stockholder entitled to vote at the Meeting. As of May 22, 1995, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 10,314,217 shares of common stock, $.01 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters to be voted on at the Meeting.

A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy to constitute a quorum for the transaction of business at the Meeting. All matters other than the election of directors will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy.

Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, telegraph or personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of this Proxy Statement and accompanying material, (b) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company's stock and (c) supplementary solicitations to submit Proxies, if any, will be borne by the Company.

If the enclosed Proxy is properly executed and returned in time to be voted at the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked on the Proxy. If no instructions are marked on the Proxy, the Proxy will be voted FOR election of the nominees for Director, FOR the selection of Price Waterhouse as the independent accountants of the Company, FOR the ratification of the 1994 Terex Corporation Long-Term Incentive Plan and the initial awards granted thereunder and FOR any other matters that may properly come before the Meeting and that are deemed appropriate. Management does not presently know of any other matters which may come before the Meeting.

Any stockholder giving a Proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior Proxy) and also has the right to revoke the Proxy at any time by written notice received by the Secretary of the Company prior to the time the Proxy is voted. All properly executed and unrevoked Proxies delivered pursuant to this solicitation, if received in time, will be voted at the Meeting.

In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

     _    indicate your instructions on the Proxy;
     _    date and sign the Proxy;
     _    mail the Proxy promptly in the enclosed envelope; and
     _    allow sufficient time for the Proxy to be received by the Company prior to the Meeting.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

                       PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, eight directors of the Company are to be elected to hold office until the Company's next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy. Unless marked to the contrary, the Proxies received by the Company will be voted FOR the election of the eight nominees listed below, all of whom are presently members of the Board. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of April 1, 1995, such nominee's name, business experience during the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see "Security Ownership of Management and Certain Beneficial Owners" below.

The Board recommends that the stockholders vote FOR the following nominees for director.



         Name           Age            Positions and              First Year
                                    Offices with Company       Elected Director

Randolph W. Lenz        48      Chairman of the Board                1983
                                 and Director
Ronald M. DeFeo         43      President, Chief Executive           1993
                                 Officer, Chief Operating
                                 Officer and Director
Marvin B. Rosenberg     54      Senior Vice President,               1992
                                 General Counsel, Secretary
                                 and Director
G. Chris Andersen       56      Director                             1992
William H. Fike         58      Director                             1995
Bruce I. Raben          41      Director                             1992
David A. Sachs          35      Director                             1992
Adam E. Wolf            81      Director                             1983


Randolph W. Lenz joined the Company as Chairman of the Board and a director in 1983. He joined Terex's predecessor, Northwest Engineering, as Chairman of the Board and a director in 1983 and continues to serve in such capacities with the Company. In addition, Mr. Lenz has been the Chairman of the Board and a director of CBC Bancorp, Inc., a bank holding company, since 1992.

Ronald M. DeFeo became a director of the Company in 1993 and was appointed President and Chief Operating Officer of the Company on October 4, 1993 and Chief Executive Officer of the Company on March 24, 1995. He also served as the President of the Company's subsidiary Clark Material Handling Company ("CMHC") from May 1993 to March 1994. Prior to joining Terex on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the farm and construction equipment division of Tenneco Inc., and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations.

Marvin B. Rosenberg was appointed a director of the Company in 1992 and was appointed a Senior Vice President of the Company effective January 1, 1994. He has served as Secretary and General Counsel of the Company since 1987. Mr. Rosenberg is a director of Fruehauf Trailer Corporation ("Fruehauf") and served as Secretary of Fruehauf from its organization in March 1989 until August 1993. Since 1987, he has also been General Counsel of KCS Industries, L.P., a Connecticut limited partnership ("KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

G. Chris Andersen was appointed director of the Company in 1992 and served as a director of Fruehauf from July 1991 until August 1993. Mr. Andersen has been Vice Chairman of PaineWebber Incorporated ("PaineWebber") since March 1990. Prior to joining PaineWebber, Mr. Andersen was Managing Director for nine years at Drexel Burnham Lambert Incorporated ("Drexel Burnham"), an investment banking firm which filed for protection under Chapter 11 of the United States Bankruptcy Code in 1990. Mr. Andersen is also a director of Sunshine Mining Company.

Bruce I. Raben was appointed director of the Company in 1992. Mr. Raben is an Executive Vice President of Jefferies & Company, Inc. Mr. Raben was employed by Drexel Burnham from 1978 to 1990 where he served in various capacities, including Managing Director.

William H. Fike was appointed a director of the Company in April 1995. Mr. Fike is the Vice Chairman and Executive Vice President of Magna International, Inc., an automotive parts manufacturer based in Ontario, Canada ("Magna"). Prior to joining Magna in September 1994, Mr. Fike was employed by Ford Motor Company from 1966 to 1994, where he served most recently as President of Ford Europe.

David A. Sachs was appointed director of the Company in 1992. Mr. Sachs is President of Alpha Onyx Asset Management, LLC, an investment advisory firm and a principal of Onyx Partners, Inc., a merchant banking firm. From 1990 to 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. TMT-FW, Inc. is one of two general partners of EBD, L.P., which is the sole general partner of The Airlie Group L.P. ("Airlie"). At TMT-FW, Inc., Mr. Sachs was engaged in the investment activities of both Airlie and Taylor & Co. Prior to joining TMT-FW, Inc. in 1990, Mr. Sachs was employed by Columbia Savings and Loan Association from 1984 to 1990, where he served in various capacities, including Executive Vice President.

Adam E. Wolf became a director of the Company in 1983. Mr. Wolf has been principally self-employed as an attorney throughout his career. He has previously served on several boards of directors, including those of a telephone company, a bank and a hospital.

The Board met 11 times in 1994 at regularly scheduled and special meetings including telephonic meetings. Except for Mr. Andersen, all of the directors in office during 1994 attended at least 75% of the meetings which took place during their tenures as directors. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

The Audit Committee of the Board of Directors consists of Messrs. Andersen, Raben, Sachs and Wolf. The Audit Committee met twice during 1994. The Audit Committee recommends the engagement of the independent accountants and makes other recommendations to the Board based on its review of all of the financial matters of the Company. The Audit Committee also reviews related party transactions.

The Compensation Committee of the Board of Directors consists of Messrs. Andersen and Wolf. The Compensation Committee met once during 1994. The Compensation Committee recommends to the Board compensation arrangements for executive officers and for certain other key management personnel. See "Executive Compensation - Compensation Committee Report."


        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by each executive officer of the Company named in "Management of the Company" below, and by all directors and executive officers as a group, as of April 1, 1995. Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after April 1, 1995 pursuant to an exercise of options, warrants or other rights or conversion of preferred stock or otherwise are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.


 Name and Address of                       Amount             Percent
   Beneficial Owner                  Beneficially Owned       of Class

Randolph W. Lenz (1)                   5,019,237(3)              48.18%
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

The Airlie Group L.P. (2)                981,400(4)               9.35%
201 Main Street
Fort Worth, TX  76102

Dort A. Cameron, III (2)               1,037,400(4)               9.89%
c/o The Airlie Group, L.P.
201 Main Street
Fort Worth, TX  76102

Thomas A. Taylor (2)                   1,260,900(4)              12.01%
c/o The Airlie Group, L.P.
201 Main Street
Fort Worth, TX  76102

EBD L.P. (2)                             981,400(4)               9.35%
c/o The Airlie Group, L.P.
201 Main Street
Fort Worth, TX  76102

TMT-FW, Inc. (2)                         981,400(4)               9.35%
c/o The Airlie Group, L.P.
201 Main Street
Fort Worth, TX  76102

The Prudential Insurance Company         609,282(4)               5.88%
  of America (5)
Prudential Plaza
Newark, NJ  07102-3777

G. Chris Andersen                          10,000                  *
1285 Avenue of the Americas
New York, NY  10019

Ronald M. DeFeo                           30,306(6)                *
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

Bruce I. Raben                            34,151(7)                *
11100 Santa Monica Boulevard
Suite 1000
Los Angeles, CA  90025

Marvin B. Rosenberg                      103,000(8)                *
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

David A. Sachs                         19,800(4)(9)                *
2141 Hidden Creek Road
Fort Worth, TX  76107

Adam E. Wolf                               8,100                   *
875 East Donges Lane
Milwaukee, WI  53217

David J. Langevin                       118,500(10)               1.14%
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

Ralph T. Brandifino                            0                   *
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

All directors and                   5,346,569(6)(8)              50.07%
executive officers
as a group (11 persons)

_____________________
*    Amount owned does not exceed one percent (1%) of the class so owned.

(1) Mr. Lenz currently pledges, and intends to pledge in the future, shares of the Common Stock owned by him as collateral for loans. If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of the Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale of a significant amount of such pledged shares could result in a change of control of the Company and may require the Company to make an offer to purchase certain of its outstanding debt instruments.

(2) Dort A. Cameron, III and TMT-FW, Inc., a Texas corporation, are general partners of EBD L.P., a Delaware limited partnership which is the sole general partner of Airlie. Thomas M. Taylor is the President, sole director and sole stockholder of TMT-FW, Inc. By reason of such relationships, Messrs. Cameron and Taylor may each be deemed the beneficial owner of the shares deemed beneficially owned by Airlie. Each of the indicated individuals, together with certain other persons, reported ownership of an aggregate of 1,136,500 shares of Common Stock, 40,000 shares of the Company's Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") and 40,000 of the Company's Series A Common Stock Purchase Warrants (the "Series A Warrants"), or approximately 12.55% of all outstanding Common Stock, assuming the conversion of such shares of Series A Preferred Stock and the exercise of such Series A Warrants (but not the conversion of any Series A Preferred Stock or the exercise of any Series A Warrants by any other holder). Except as otherwise reflected in this table or the footnotes thereto, each of the indicated individuals disclaims the beneficial ownership of any shares held by any other party.

(3) Includes (a) 4,839,037 shares of Common Stock, representing approximately 46.92% of the outstanding Common Stock directly owned by Mr. Lenz, (b) 77,200 shares of Common Stock indirectly owned by Mr. Lenz through a corporation that he indirectly owns and controls and (c) 38,800 shares of Series B Cumulative Redeemable Convertible Preferred Stock (the "Series B Preferred Stock") convertible into 87,300 shares of Common Stock and the Company's Series B Common Stock Purchase Warrants (the "Series B Warrants") exercisable into 15,700 shares of Common Stock received in connection with the termination of the Company's management agreement with KCS (see "Certain Relationships and Related Transactions").

(4) For each of Airlie, Dort A. Cameron, III, Thomas M. Taylor, EBD L.P., TMT-TW, Inc., The Prudential Insurance Company of America ("Prudential") and David A. Sachs, the amount shown assumes the conversion of the shares of Series A Preferred Stock owned by such beneficial owner (but not by any other holder of Series A Preferred Stock), and assumes the exercise of any Series A Warrants owned by such beneficial owner (but not by any other holder of Series A Warrants).

(5) Prudential filed a Schedule 13G Statement, dated February 9, 1995, pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reflecting the ownership of an aggregate of 557,200 shares of Common Stock and 23,045 Series A Warrants, or approximately 5.88% of all of the outstanding Common Stock, assuming the exercise of such Series A Warrants (but not the exercise of any Series A Warrants by any other holder). Such securities are held for the benefit of Prudential's clients by Prudential's registered investment companies and its subsidiary Prudential Securities Incorporated, and Prudential disclaims the beneficial ownership of such shares.

(6) Includes 23,334 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by Mr. DeFeo (see "Executive Compensation").

(7) Does not include 10,000 shares owned by Mr. Raben's wife as to which Mr. Raben does not have dispositive or voting power and disclaims beneficial ownership. Includes 10,244 Series A Warrants exercisable for 23,151 shares of Common Stock.

(8) Includes 25,500 shares of Series B Preferred Stock convertible into 57,375 shares of Common Stock and Series B Warrants exercisable for 45,625 shares of Common Stock received by Mr. Rosenberg in connection with the termination of the Company's management agreement with KCS (see "Certain Relationships and Related Transactions").

(9) Includes 3,300 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares.

(10) Includes 25,500 shares of Series B Preferred Stock convertible into 57,375 shares of Common Stock and Series B Warrants exercisable for 45,625 shares of Common Stock received by Mr. Langevin in connection with the termination of the Company's management agreement with KCS (see "Certain Relationships and Related Transactions").


                           MANAGEMENT OF THE COMPANY

     The following table sets forth, as of April 1, 1995, the respective names and ages of the Company's executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.

    Name                     Age            Positions and Offices with Company

Randolph W. Lenz              48        Chairman of the Board and Director
Ronald M. DeFeo               43        President, Chief Executive Officer,
                                         Chief Operating Officer and Director
David J. Langevin             43        Executive Vice President
Marvin B. Rosenberg           54        Senior Vice President, General Counsel,
                                         Secretary and Director
Ralph T. Brandifino           49        Senior Vice President, Chief Financial
                                         Officer and Treasurer

     For information regarding Messrs. Lenz, DeFeo and Rosenberg, refer to the table listing nominees in the prior section "Proposal 1: Election of Directors."

     David J. Langevin became Executive Vice President of the Company effective January 1, 1994 and had been appointed Acting Chief Financial Officer of the Company on March 9, 1993. He has been employed as a Vice President of KCS since 1988.

     Ralph T. Brandifino was appointed to the position of Senior Vice President and Chief Financial Officer on December 6, 1993. Mr. Brandifino was previously the Chief Financial Officer at the Long Island Lighting Company from 1987 through 1993, after serving as Chief Financial Officer at Chicago Pneumatic Tool Company, a capital goods manufacturer.


                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its four highest paid executive officers with 1994 earned qualifying compensation in excess of $100,000 (the "Named Executive Officers").

                                                        Long-Term
                         Annual Compensation           Compensation

                                                              Securi-
                                                    Restric-    ties      All
    Name                                     Other    ted      Under-    Other
    and                                    Annual    Stock     lying    Compen-
 Principal             Salary    Bonus    Compen-  Awards(1)  Options/   sation
  Position    Year      ($)       ($)    sation ($)   ($)     SARS (#)    ($)

Randolph W.   1994   486,000    243,000        -   118,250  43,000(4)       -
 Lenz         1993   483,508          -        -         -        -         -
Chairman of   1992   504,692          -        -         -        -         -
the Board
(2)(3)

Ronald M.     1994   350,000    325,000        -    84,700  30,800(4)  3,080(6)
 DeFeo        1993   237,500     60,000 222,693(7)       -   10,000    3,148(6)
President,    1992   127,145     66,666        -         -   20,000         -
Chief
Executive
Officer and
Chief Operating
Officer (5)

David J.      1994   303,600    150,000        -    75,350  27,400(4)       -
 Langevin     1993         -          -        -         -        -         -
Executive     1992         -          -        -         -        -         -
Vice President

Marvin B.     1994   250,000     75,000        -    62,150  22,600(4)       -
 Rosenberg    1993         -          -        -         -        -         -
Senior Vice   1992         -          --       -         -        -
President,
Secretary and
General Counsel
(3)(9)

Ralph T.      1994   235,000    100,000        -    58,300  21,200(4)       -
 Brandifino   1993    16,913          -        -         -        -         -
Senior Vice   1992         -          -        -         -        -         -
President,
Chief
Financial
Officer and
Treasurer (10)

_____________________________
(1) Includes shares of Restricted Stock (as defined in "Compensation Committee Report" below) conditionally granted under the 1994 Terex Long-Term Incentive Plan (the "1994 Incentive Plan"), subject to stockholder approval. See "Proposal 3: Approval of the 1994 Incentive Plan and the Initial Awards Granted Thereunder." Restricted Stock valued at the closing stock price of $5.50 per share on June 23, 1994, the date of grant. Dividends are paid on Restricted Stock awards at the same rate as paid to all stockholders. The number and market value, based on the closing stock price of $7.00, of Restricted Stock awards on December 31, 1994 for each of the Named Executive Officers are: Mr. Lenz, 21,500 shares, $150,500; Mr. DeFeo, 15,400 shares, $107,800; Mr. Langevin, 13,700 shares, $95,900; Mr. Rosenberg 11,300 shares,
$79,100; and Mr. Brandifino, 10,600 shares, $74,200. The shares of Restricted Stock covered by the Restricted Stock awards of each of the Named Executive Officers become vested to the extent of one-fourth of the shares of covered thereby on each of the first four anniversaries of June 23, 1994; however, upon the earliest to occur of a change of control of the Company and the death or disability of such Named Executive Officer, any unvested portion of such Restricted Stock will immediately vest. See "Proposal 3: Approval of the 1994 Incentive Plan and the Initial Awards Granted Thereunder - Description of the 1994 Incentive Plan and the Initial Awards - Stock Awards."

(2) Mr. Lenz was Chief Executive Officer of the Company during 1992, 1993 and 1994.

(3) In conjunction with the termination of the Company's management agreement with KCS, Mr. Lenz, together with Messrs. Langevin and Rosenberg (who became employees of the Company on January 1, 1994), received cash and certain securities of the Company. Such payments are not included as part of annual compensation. See "Certain Relationships and Related Transactions."

(4) Includes shares of Common Stock underlying stock options conditionally granted under the 1994 Incentive Plan, subject to stockholder approval. See "Proposal 3: Approval of the 1994 Incentive Plan and the Initial Awards Granted Thereunder."

(5) Mr. DeFeo joined Terex on May 1, 1992 and became Chief Executive Officer on March 24, 1995.

(6)       Company's matching contribution to defined contribution plan account.

(7)       Includes relocation payments of $214,604.

(8) Mr. Langevin was acting Chief Financial Officer of the Company from March 9, 1993 through December 5, 1993, but did not receive compensation from the Company until he became Executive Vice President of the Company effective January 1, 1994. Prior to 1994, Mr. Langevin was employed as an executive officer of KCS and received compensation from KCS.

(9) Although Mr. Rosenberg has acted as Secretary and General Counsel of the Company since 1987, he did not receive compensation from the Company until he was appointed Senior Vice President of the Company effective January 1, 1994. Prior to 1994, Mr. Rosenberg was employed as an executive officer of KCS and received compensation from KCS.

(10)      Mr. Brandifino joined Terex on December 6, 1993.


Option Grants in 1994

In May 1986, the stockholders approved an incentive stock option plan covering key management employees (the "1986 Incentive Plan"). As further amended by action of the stockholders and the Board, 108,228 shares of the Common Stock are currently available for purchase pursuant to incentive stock options granted or to be granted under the 1986 Incentive Plan, subject to adjustment in the event of changes in the outstanding Common Stock by reason of certain corporate events such as stock splits and mergers. The exercise price of the options equals or exceeds the fair market price of the Common Stock at the time of the grant. Options granted under the 1986 Incentive Plan vest ratably over three years from the date of grant. No options were granted during 1994 to any Named Executive Officers under the 1986 Incentive Plan.

The table below summarizes options conditionally granted under the 1994 Incentive Plan, subject to stockholder approval, during 1994 to the Named Executive Officers listed in the Summary Compensation Table. See "Proposal 3:
Approval of the 1994 Incentive Plan and the Initial Awards Granted Thereunder."

                                     Individual Grants

                          % of Total                       Potential Realizable
             Number of     Options                             Value at Assumed
             Securities   Granted to   Exercise           Annual Rates of Stock
             Underlying   Employees       or                 Price Appreciation
              Options     in Fiscal   Base Price   Expiration  For Option Term
Name       Granted (#)(1)    Year       ($/Sh)        Date     5%($)     10%($)

Randolph W.
 Lenz          43,000       15.6%        5.50      6/23/04   148,734   376,920

Ronald M.
 DeFeo         30,800       11.2%        5.50      6/23/04   106,535   269,980

David J.
 Langevin      27,400       10.0%        5.50      6/23/04    94,774   240,177

Marvin B.
 Rosenberg     22,600        8.2%        5.50      6/23/04    78,172   198,102

Ralph T.
 Brandifino    21,200        7.7%        5.50      6/23/04    73,329   185,830


__________________

(1) All the options become vested to the extent of one-fourth of the shares of Common Stock covered thereby on each of the first four anniversaries of June 23, 1994, the date of grant.

Aggregated Option Exercises in 1994 and Year-End Option Values

     The table below summarizes options exercised during 1994 and year-end option values of the Named Executive Officers listed in the Summary Compensation Table.




                                                   Number of
                                                   Securities        Value of
                                                   Underlying      Unexercised
                                                  Unexercised      In-the-Money
                            Shares                 Options at       Options at
                           Acquired   Value       Year-end (#)     Year-end (#)
                              on       Realized   Exercisable/     Exercisable/
    Name                 Exercise(#)    $        Unexercisable    Unexercisable

Randolph W. Lenz              -         -         0/43,000(1)       0/64,500
Ronald M. DeFeo               -         -    16,668/44,132(2)       0/46,200
David J. Langevin             -         -         0/27,400(1)       0/41,100
Marvin B. Rosenberg           -         -         0/22,600(1)       0/33,900
Ralph T. Brandifino           -         -         0/21,200(1)       0/31,800

__________________

(1) Consist of shares of Common Stock underlying options conditionally granted under the 1994 Incentive Plan, subject to stockholder approval. See "Proposal 3: Approval of 1994 Incentive Plan and the Initial Awards Granted Thereunder."

(2) Of such 44,132 shares of Common Stock, 30,800 consist of shares underlying options conditionally granted under the 1994 Incentive Plan, subject to stockholder approval. See "Proposal 3: Approval of 1994 Incentive Plan and the Initial Awards Thereunder."

Pension Plans

The Company maintains four defined benefit pension plans covering certain domestic employees, including, as described below, certain officers of the Company. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment.

Messrs. Lenz and DeFeo participate in the Terex Corporation Salaried Employees' Retirement Plan (the "Retirement Plan"). Messrs. Brandifino, Langevin and Rosenberg do not participate because participation in the Retirement Plan was frozen as of May 7, 1993, prior to their employment with the Company.

Participants of the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan are equal to the product of (i) the participant's years of service (as defined in the Retirement Plan) and (ii) 1.02% of final average earnings (as defined in the Retirement Plan) plus 0.71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.08% and 0.65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.13% and 0.60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security.

Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. Lenz and Mr. DeFeo, will be credited with service following such date. However, participants not currently fully vested, including Mr. DeFeo, will be credited with service for purposes of determining vesting only. Mr. Lenz is already fully vested. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $31,530 for Mr. Lenz and $4,503 for Mr. DeFeo (assuming full vesting).

Compensation of Directors

The directors who are officers of the Company receive no additional compensation by virtue of their being directors of the Company. Non-officer directors receive an annual fee of $24,000. No additional compensation is paid for participation in special or committee meetings of the Board. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

In addition, subject to stockholder approval of the 1994 Incentive Plan, outside directors will be awarded (i) an option to purchase 10,000 shares of Common Stock after having completed two years of service as a member of the Board of Directors, and (ii) an option to purchase an additional 10,000 shares after having completed five years of service as a member of the Board of Directors. Years of service completed include all years served on the Board of Directors, whether prior to, or subsequent to, the adoption of the 1994 Incentive Plan. The options will have a term of five years and the exercise price of the options will be equal to the fair market value of the Common Stock on the date preceding the day the grant is authorized. The options will not vest until at least one year following the date of grant, provided, however, that the options will vest immediately in the event of a change in control of the Company. On June 23, 1994, pursuant to such provisions of the 1994 Incentive Plan, (i) each of G. Chris Andersen, Bruce I. Raben and David A. Sachs was conditionally granted an option to purchase 10,000 shares of Common Stock and (ii) Adam E. Wolf was conditionally granted an option to purchase 20,000 shares of Common Stock, in each case at an option price of $5.50 per share. See "Proposal 3: Approval of the 1994 Incentive Plan and the Initial Awards granted thereunder -- Director Options."

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

Ronald M. DeFeo has an agreement which provides that in the event of a change in ownership of the Company which prevents him from continuing in his position as President and Chief Operating Officer, the Company will provide for a continuance of his income for a period of 24 months.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board during fiscal 1994 consisted of G. Chris Andersen and Adam E. Wolf. There are no Compensation Committee interlocks or insider participation with respect to such individuals.

Compensation Committee Report

Although all final decisions regarding executive compensation are made by the Board of Directors, in making such decisions the Board takes into consideration the recommendations of its Compensation Committee. The Compensation Committee is responsible for reviewing compensation levels for all executive officers of the Company and for any employee with an employment or severance contract, and for making recommendations to the Board with respect to such contracts and compensation. Its objective is to provide compensation that is fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, job performance, technical expertise and their resultant combined value to the Company's long-term performance and growth.

The Company's executive officer compensation program, administered by the Compensation Committee of the Board of Directors, is based upon the following guiding principles:

1. Competitive compensation and benefits that allow the Company to attract and retain people with the skills critical to the long-term success of the Company.

2. Compensation for performance to motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value.

3. Granting of equity-based awards over cash compensation so as to align the interests of executive officers with those of the stockholders.

The Compensation Committee reviews the Company's executive compensation program each year. This review includes a comparison of the Company's executive compensation, corporate performance, growth, share appreciation and total return to stockholders with that of similar companies.

The key elements of the Company's executive compensation package consist of base salary, annual bonus, stock options and Common Stock, including Common Stock subject to restrictions on transfer, conditions of forfeitability or any other limitations or restrictions ("Restricted Stock"). The Company's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and will review from time to time the full compensation package afforded by the Company to individuals.

Base Salaries. An executive officer's base salary is determined by evaluating the responsibilities of the position held, the individual's experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive offers with comparable qualifications, experience and responsibilities at similar companies.

Annual Bonuses. In addition to a base salary, each executive officer is eligible for an annual cash bonus, which may consist of performance awards under the 1994 Incentive Plan. See "Proposal 3: Approval of the 1994 Incentive Plan and the Initial Awards granted thereunder." Bonuses are based upon objective criteria, such as annual net earnings of the Company, as well as criteria established for each executive officer at the beginning of the fiscal year. Executive officers may earn a bonus of up to 50% of their base salary if certain individualized goals are attained. In addition, such bonus may be increased or decreased based upon the overall performance of the Company in comparison to preestablished targets.

Stock Options and Common Stock. The purpose of long-term awards, currently in the form of stock options and grants of Common Stock including Restricted Stock, is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. The Compensation Committee favors the granting of equity-based awards over cash compensation for such reasons and believes that the granting of stock options and Common Stock better motivates executive officers to exert their best efforts on behalf of the Company and the stockholders. In determining stock option grants, the Compensation Committee bases its decision on the individual's performance and a potential to improve stockholder value.

Compensation of Chief Executive Officer. The compensation of the Chief Executive Officer ("CEO") is determined pursuant to the principles noted above. Specific consideration is given to the CEO's responsibilities and experience in the industry and the compensation package awarded to chief executive officers of other comparable companies.

As a result of such considerations, the base salary of Randolph W. Lenz, the CEO in fiscal 1994, was fixed at $486,000 for the fiscal year ended December 31, 1994. Mr. Lenz was awarded a bonus of $243,000 for such fiscal year, and was conditionally granted under the 1994 Incentive Plan, subject to stockholder approval, (i) options to purchase 43,000 shares of Common Stock and (ii) 21,500 shares of Restricted Stock.

Federal Tax Implications for Executive Compensation. It is the responsibility of the Compensation Committee of the Board to address the issues raised by the Federal tax law which makes certain non-performance-based compensation to executives of public companies, including the Company, in excess of $1,000,000 non-deductible beginning in 1994. No executive officer received in 1994 such compensation in excess of $1,000,000. Therefore, during 1994, it was not necessary for the Compensation Committee to take any action to comply with the limit. At this time, it is not anticipated that any executive officer of the Company will receive in 1995 any such compensation in excess of this limit. The Compensation Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.



COMPENSATION COMMITTEE

G. Chris Andersen
Adam E. Wolf


Performance Graph

The following table compares the cumulative total stockholder return on the Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, for the period commencing December 31, 1989 through December 31, 1994, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the peer/industry index set forth below (the "Peer Group") over the same period. The stockholder return shown on the graph below is not indicative of future performance.


                      (DESCRIPTION OF GRAPHICAL MATERIAL)

Located herein in the company's paper format copy of this document is a line graph titled:

                     COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                 Terex Corporation, S&P 500 Index, Peer Group
                (Performance results through December 31, 1994)

The vertical axis of the line graph is scaled from $0.00 at the origin extneding upwards to $250.00, marked in increments of $25.00. The horizontal axis begins with the year 1989 at the origin extending to the right through the year 1994, marked in one year increments. The value of an assumed initial investment of $100.00 in the company's stock, in the S&P 500, and in the Peer Group is plotted for each year on the horizontal axis using the data listed below:

                         1989      1990      1991      1992      1993      1994
     Terex            100.00     52.66     74.36     57.91     39.32     40.04
     S&P 500 Index    100.00     96.83    126.41    136.25    150.00    151.97
     Peer Group       100.00     79.38     88.42     96.15    153.00    161.81

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Common Stock, S&P 500 and Peer Group.

*  Cumulative total return assumes reinvestment of dividends.

     The Peer Group consists of the following companies, which are in similar lines of business as the Company (manufacturing of heavy equipment):
Caterpillar, Inc., Clark Equipment Company, Deere & Company, Harnischfeger Industries, Inc., Ingersoll Rand Company, JLG Industries, Inc., The Manitowoc Company and NACCO Industries, Inc.

Source:  Value Line, Inc.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under a contract dated July 1, 1987, as amended, KCS, principally owned by Randolph W. Lenz, Chairman of the Board of the Company, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries until December 31, 1993. KCS also provided assistance in the evaluation, negotiation and consummation of potential acquisitions of other companies, products and processes, as well as the development of new areas of business for the Company. During 1993, the Company made payments to KCS for fees and out-of-pocket expenses of $2.9 million and $0.1 million respectively.

During 1993, the Board concluded that it would be in the Company's best interest to terminate the Company's contract with KCS and integrate the management services of KCS directly into the Company. Pursuant to an agreement between the Company and KCS, the contract between the Company and KCS was suspended as of the close of business on December 31, 1993. David J. Langevin and Marvin B. Rosenberg, employees of KCS, became salaried employees of the Company effective January 1, 1994, with the titles of Executive Vice President and Senior Vice President, respectively. In addition, in consideration of the termination of the contract, the Company issued 89,800 shares of Series B Preferred Stock and 106,950 Series B Warrants to certain executives of KCS, the terms of which are substantially similar to the terms of the Company's outstanding Series A Preferred Stock and Series A Warrants, respectively. Of such amounts, Mr. Lenz received 38,800 shares of Series B Preferred Stock and Series B Warrants exercisable for 15,700 shares of Common Stock, and Messrs. Langevin and Rosenberg each received 25,500 shares of Series B Preferred Stock and Series B Warrants exercisable for 45,625 shares of Common Stock. In addition, Messrs. Lenz, Langevin and Rosenberg received cash payments of $515,000, $82,000 and $82,000, respectively.

In 1992, the Board approved a program to consolidate Fruehauf's parts warehousing and administration functions with the Company. During the fourth quarter of 1992, Fruehauf announced its intention to close its parts warehouse in Westerville, Ohio and transfer its replacement parts inventory to the Terex distribution center in Southaven, Mississippi. In November 1992, in contemplation of the parts consolidation, Terex transferred $2.0 million to Fruehauf. As a result of a debt restructuring of Fruehauf, the proposed arrangement was not effectuated and, in May 1993, Terex entered into an agreement with an operating unit of Fruehauf, whereby such operating unit was to provide products and manufacturing services to Terex. This agreement required Terex to make a $2.0 million payment to such operating unit, which Terex effected on May 11, 1993 by instructing Fruehauf to transfer the $2.0 million Fruehauf owed to Terex directly to such operating unit. The operating unit of the Fruehauf unit in question subsequently ceased operations. The Company is in discussions with Fruehauf concerning the satisfaction of Fruehauf's obligations under the May 1993 agreement.

The Company, certain directors and executives of the Company, and KCS are named parties in various legal proceedings. During 1994, the Company incurred $319,000 of legal fees and expenses on behalf of the Company, directors and executives of the Company and KCS named in the lawsuits.

The Company intends that all transactions with affiliates are on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company's outstanding equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE") initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 1994. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act.

To the Company's knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 1994.


                      PROPOSAL 2: INDEPENDENT ACCOUNTANTS

At meetings held on March 17, 1994 and March 24, 1995, the Board approved the selection of Price Waterhouse as the Company's independent accountants for the fiscal years ended December 31, 1994 and December 31, 1995, respectively.
Price Waterhouse were the Company's independent accountants for the fiscal year ended December 31, 1993 and have been the independent accountants of the Company since 1992.

The Board recommends that the stockholders vote FOR the ratification of Price Waterhouse as independent accountants for 1994 and 1995.

Representatives of Price Waterhouse are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.


             PROPOSAL 3:  APPROVAL OF THE 1994 INCENTIVE PLAN AND
                     THE INITIAL AWARDS GRANTED THEREUNDER


General

The Board of Directors adopted the 1994 Terex Corporation Long-Term Incentive Plan (the "1994 Incentive Plan") on June 23, 1994, subject to stockholder approval as described below. The purpose of the 1994 Incentive Plan is to (a) advance the interests of the Company and its stockholders by providing incentives and rewards to those employees who are in a position to contribute to the long-term growth and profitability of the Company and to outside directors, (b) assist the Company and its subsidiaries and affiliates in attracting, retaining and motivating highly qualified employees and outside directors for the successful conduct of their business and (c) make the Company's compensation program competitive with those of other major employers.

The 1994 Incentive Plan authorizes the granting of (i) options ("Stock Option Awards") to purchase shares of Common Stock, including Restricted Stock, (ii) shares of Common Stock, including Restricted Stock ("Stock Awards"), and (iii) cash bonus awards based upon a participant's job performance ("Performance Awards"). Subject to adjustment as described below under "Adjustments," the aggregate number of shares of Common Stock (including Restricted Stock, if any) optioned or granted under the 1994 Incentive Plan shall not exceed 750,000 shares. The 1994 Incentive Plan provides that a committee (the "Committee") of the Board of Directors consisting of two or more members thereof who are nonemployee directors, shall administer the 1994 Incentive Plan and has provided the Committee with the flexibility to respond to changes in the competitive and legal environments, thereby protecting and enhancing the Company's current and future ability to attract and retain directors and officers and other key employees and consultants.

On June 23, 1994, the Committee also conditionally granted, subject to stockholder approval, to the Named Executive Officers options to purchase shares of Common Stock at an exercise price of $5.50 per share (which was the closing price of the Common Stock on the NYSE on the date of grant) as follows (together, the "Initial Executive Options"): Mr. Lenz, 43,000; Mr. DeFeo, 30,800; Mr. Langevin, 27,400; Mr. Rosenberg, 22,600; and Mr. Brandifino, 21,200. At the same time the Committee conditionally granted, subject to stockholder approval, to the Named Executive Officers shares of Restricted Stock as follows (together, the "Initial Executive Restricted Stock Awards"):
Mr. Lenz, 21,500; Mr. DeFeo, 15,400; Mr. Langevin, 13,700; Mr. Rosenberg, 11,300; and Mr. Brandifino, 10,600.

In furtherance of the purpose of the 1994 Incentive Plan, on June 23, 1994, the Committee conditionally granted, subject to stockholder approval, Stock Option Awards with respect to an aggregate of 115,200 shares of Common Stock to a group of 74 officers and other key employees of the Company, not including the Named Executive Officers, at an option price of $5.50 per share, which was the closing price of the Common Stock on the NYSE on the date of grant. At the same time, the Committee also conditionally granted, subject to stockholder approval, awards of 57,600 shares of Restricted Stock to such group of 74 officers and other key employees of the Company, not including the Named Executive Officers. Subsequent to grant, Stock Option Awards for an aggregate of 11,900 shares of Common Stock and awards of an aggregate of 5,950 shares of Restricted Stock have been forfeited as a result of nine employees' voluntary termination. During the remainder of 1994, the Committee granted, subject to stockholder approval, additional Stock Option Awards with respect to an aggregate of 6,000 shares of Common Stock, at option prices ranging from $4.875 to $7.25 per share, and additional awards of 3,000 shares of Restricted Stock to an additional three key employees. During 1995, the Committee granted, subject to stockholder approval, additional Stock Option Awards with respect to an aggregate of 39,700 shares of Common Stock, at an option price of $6.75 per share, and additional awards of 19,850 shares of Restricted Stock to an additional 32 key employees. All such Stock Option Awards conditionally granted in 1994 and 1995 and which remain outstanding are hereinafter referred to as the "Initial Key Employee Options," and all such awards of Restricted Stock conditionally granted in 1994 and 1995 and which remain outstanding are hereinafter referred to as the "Initial Key Employee Restricted Stock Awards."

The 1994 Incentive Plan also provides for automatic grants of Stock Option Awards to nonemployee directors in accordance with Rule 16b-3(c)(2)(ii) under the Exchange Act. Under the 1994 Incentive Plan, any individual who is a nonemployee director on or after January 1, 1994 shall (a) after completing two years of service as a member of the Board of Directors (including service prior to the adoption of the 1994 Incentive Plan), be awarded an option to purchase 10,000 shares of Common Stock and (b) after completing five years of service (including service prior to the adoption of the 1994 Incentive Plan), be awarded an option to purchase an additional 10,000 shares of Common Stock. Accordingly, pursuant to such provision, on June 23, 1994, (i) each of G. Chris Andersen, Bruce I. Raben and David A. Sachs was conditionally granted a Stock Option Award to purchase 10,000 shares of Common Stock and (ii) Adam E. Wolf was conditionally granted a Stock Option Award to purchase 20,000 shares of Common Stock, in each case at an option price of $5.50 (together, the "Initial Director Options"). The Initial Executive Options, the Initial Executive Restricted Stock Awards, the Initial Key Employee Options, the Initial Key Employee Restricted Stock Awards and the Initial Director Options are sometimes hereinafter referred to collectively as the "Initial Awards."

All actions taken to date by the Board of Directors and the Committee under and with respect to the 1994 Incentive Plan, including the Initial Awards, are conditioned upon approval by the Company's stockholders of the 1994 Incentive Plan. The full text of the 1994 Incentive Plan is attached hereto as Exhibit
A. Set forth below is a general description of the 1994 Incentive Plan and the Initial Awards. The following description of the 1994 Incentive Plan is qualified in its entirety by reference to Exhibit A.


Description of the 1994 Incentive Plan and the Initial Awards

Shares Available

Subject to adjustment as described below under "Adjustments," the aggregate number of shares of Common Stock (including Restricted Stock, if any) optioned or granted under the 1994 Incentive Plan shall not exceed 750,000 shares. The 1994 Incentive Plan further provides that no participant may be granted, in the aggregate, awards which would result in such participant receiving more than 15% of the maximum number of shares available under the 1994 Incentive Plan.

Eligibility

Employees (including officers of the Company as well as officers of the Company who are also directors of the Company) serving in managerial, administrative or professional positions with the Company or any of its subsidiaries or affiliates participating in the 1994 Incentive Plan, may be selected by the Committee to receive benefits under the 1994 Incentive Plan. Members of the Board of Directors who are not employees of the Company or any of its subsidiaries or affiliates will receive automatic grants of stock option awards as described below under "Director Options."

Stock Option Awards

The Committee may grant Stock Option Awards that entitle an optionee to purchase shares of Common Stock at a price per share determined by the Committee but such price shall not be less than the closing price of a share of Common Stock on the NYSE on the trading day immediately preceding the date the award is authorized. Notwithstanding the foregoing, (a) the Committee may specify such other price as it deems appropriate and (b) if the participant to whom an Incentive Stock Option (as defined below) is granted owns, at the time of the grant, more than 10% of the combined voting power of the Company or a subsidiary of the Company, the option price of each share of Common Stock subject to such grant shall not be less than 110% of the closing price described in the immediately preceding sentence. The option price is payable within 10 business days after the date of exercise (i) in cash, (ii) by the transfer to the Company of whole shares of Common Stock that are already owned by the optionee, (iii) by any combination of cash and such shares of Common Stock or (iv) on such other terms and conditions as the Committee may determine.

A Stock Option Award shall be exercisable upon the earlier of (a) such period of time as the Committee shall determine and specify in the grant, but in no event less than one year following the date of grant, (b) the participant's death or disability or (c) a change of control of the Company (as defined below). In addition, a Stock Option Award may only be exercised while the participant is an active employee of the Company except (i) in the case of the participant's death or disability, (ii) during a six-month period commencing on the date of a participant's termination of employment by the Company other than for cause, (iii) during the three-year period commencing on the date of the participant's termination of employment, by the participant or the Company, after a change of control of the Company, unless such termination is for cause or (iv) if the Committee decides that it is in the best interest of the Company to permit individual exceptions.

No Stock Option Award may be exercised more than ten years from the date of grant except that no Incentive Stock Option granted to a participant who, at the time of the grant, owns more than 10% of the combined voting power of the Company, may be exercised more than five years from the date of grant.

Under the terms of the 1994 Incentive Plan, a "change of control of the Company" will be deemed to have occurred (i) if the direct or indirect holdings of Randolph W. Lenz, the Company's Chairman of the Board and Chief Executive Officer, in the voting power or fair market value of the Common Stock, fall below 20%, unless such holdings fall below 20% as a result of the voluntary transfer by Mr. Lenz of his shares of Common Stock, (ii) if any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more of the then outstanding voting securities of the Company than are then held either directly or indirectly by Mr. Lenz, otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Company's Board of Directors and (iii) if during any period of 12 consecutive months (not including any period prior to the adoption of the 1994 Incentive Plan), Present Directors and/or New Directors cease for any reason to constitute a majority of the thereof. "Present Directors" means individuals who at the beginning of such period constituted the members of the Board of Directors, and "New Directors" means individuals whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the Directors then still in office who were Present Directors or New Directors.

Stock Option Awards granted under the Incentive Plan may be options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") ("Incentive Stock Options") or options that are not intended to so qualify ("Non-Qualified Stock Options").

Initial Executive Options and Initial Key Employee Options. The Initial Executive Options and the Initial Key Employee Options are Incentive Stock Options and become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of the date of grant. Upon the termination of employment of the optionee with the Company and its subsidiaries and affiliates, all non-vested options are forfeited except in the event of the optionee's death or disability. Non-vested options which have not been so forfeited become fully vested upon the earliest to occur of (a) the schedule set forth above, (b) the optionee's death or disability and (c) a change of control of the Company. The Initial Executive Options expire on June 23, 2004, and the Initial Key Employee Options expire on various days in 2004, depending on the date of grant.

Under the terms of the Initial Executive Options and the Initial Key Employee Options, vested options are exercisable by the executive or key employee while he or she is in active employment with the Company or a subsidiary or affiliate except (a) in the case of the participant's death or disability, (b) during a six-month period commencing on the date of the participant's termination of employment by the Company other than for cause and (c) during the three-year period commencing on the date of the participant's termination of employment, by the participant or the Company, after a change of control of the Company, unless such termination is for cause.

Stock Awards

A Stock Award involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock, including Restricted Stock, in consideration of the performance of services. Stock Awards may be granted alone or in addition to other awards granted under the 1994 Incentive Plan under such terms as the Compensation Committee may determine.

Restricted Stock may not be sold or transferred by the participant until all restrictions that have been established by the Committee have lapsed; however, the participant receiving Restricted Stock is immediately entitled to voting, dividend and other ownership rights in the shares unless the Committee shall otherwise determine. Upon a participant's termination of employment during any period any restrictions are in effect, all Restricted Stock shall be forfeited without compensation to the participant unless the Committee decides it is in the best interest of the Company to permit individual exceptions.

At or after the date of grant of any Stock Award, the Committee may provide for the payment of a cash bonus intended to offset the amount of any tax that the participant may incur in connection with the award (the "Tax-Offset Rights").

Initial Executive Restricted Stock Awards and Initial Key Employee Restricted Stock Awards. The Initial Executive Restricted Stock Awards were granted in consideration of services theretofore rendered by the Named Executive Officers to the Company, and the Initial Key Employee Restricted Stock Awards were granted in consideration of services theretofore rendered by a group of 109 employees (nine of whom have voluntarily terminated their employment), not including the Named Executive Officers, to the Company, and the shares of Common Stock covered by those awards will not be issued or transferred until the stockholders have approved the 1994 Incentive Plan.

The shares of Restricted Stock covered by the Initial Executive Restricted Stock Awards and the Initial Key Employee Restricted Stock Awards become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of the date of grant. Certificates for the shares of Restricted Stock covered by such Stock Awards are to be issued in the name of the executive or the key employee, as the case may be, and held in escrow by the Company until all restrictions lapse or such shares are forfeited by the executive or key employee.

Director Options

The 1994 Incentive Plan provides for automatic grants of Stock Option Awards ("Director Options") to individuals who are nonemployee directors on or after January 1, 1994 as follows:

     (i) A Director Option to purchase 10,000 shares of Common Stock shall automatically be granted to each such individual after completion of two years of service as a member of the Board of Directors; and

     (ii) A Director Option to purchase an additional 10,000 shares of Common Stock shall automatically be granted to each such individual after completion of five years of service as a member of the Board of Directors.

Years of service completed includes all years served on the Board of Directors, whether prior to, or subsequent to, the adoption of the 1994 Incentive Plan.

Director Options are subject to the terms and conditions governing Stock Option Awards granted to other directors and employees, except that (a) Director Options have a duration of five years and (b) the option price of each share of Common Stock subject to a Director Option shall be the closing price of a share of Common Stock on the NYSE on the trading day immediately preceding the date of the award.

Transferability

A Stock Option Award is not transferable by a participant except by will or the laws of descent and distribution, and during the participant's lifetime, shall be exercisable only by the participant.

Adjustments

The number of shares of Common Stock covered by Stock Option Awards and the option prices applicable thereto are subject to adjustment in the event of stock splits, stock dividends, recapitalizations, mergers, consolidations, combinations or exchanges of shares or other similar corporate changes (including the exercise of currently existing warrants and the conversion of currently existing preferred stock) or in the event of any special distribution to the stockholders. The Committee may also make adjustments in the aggregate number of shares that may be thereafter be available for Stock Option Awards or other awards, both under the 1994 Incentive Plan as a whole and with respect to individuals.

Performance Awards

The Committee may grant, either alone or in addition to other awards granted under the 1994 Incentive Plan, Performance Awards consisting of cash, or any other form of property as the Committee shall determine, based upon a participant's job performance. Performance Awards shall entitle the participant to receive cash, or such other property, if such participant achieves the measures of performance or other criteria established by Committee in its absolute discretion.

Administration and Amendments

The 1994 Incentive Plan is to be administered by a committee of not less than two nonemployee directors who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. If the Board has a Compensation Committee, the Committee will be comprised of members of the Compensation Committee who are nonemployee directors. The Committee may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the 1994 Incentive Plan.

The Board of Directors may amend the 1994 Incentive Plan, including amendments as may be necessary or desirable as a result of changes in federal income tax or other applicable laws, but may not, without the approval of the Terex stockholders, (a) increase the total number of shares of Common Stock that may be optioned or granted under the 1994 Incentive Plan or (b) amend any provision of the 1994 Incentive Plan which, with respect to directors and officers (as defined in Rule 16a-1(f) under the Exchange Act) of the Company, materially modifies the eligibility requirements, materially increases benefits or materially increases the number of shares issuable. In addition, the provisions relating to Director Options may not be amended more than once in any six-month period, except to comport with changes in the Code, the Employee Retirement Income Security Act of 1974 or the rules thereunder.

The 1994 Incentive Plan also provides that to the extent that any provision thereof or action by the Committee fails to comply with Rule 16b-3 under the Exchange Act, such provision or act shall be null and void. Furthermore, should the requirements of Rule 16b-3 change, the Board of Directors may amend the 1994 Incentive Plan to comply with the requirements of such Rule.

Incentive Plan Benefits

Set forth in the table below are the numbers of shares of Common Stock covered by Stock Option Awards and Stock Awards, including the Initial Executive Options, the Initial Executive Restricted Stock Awards, the Initial Director Options, the Initial Key Employee Options and the Initial Key Employee Restricted Stock Awards, that have been granted and remain outstanding under the 1994 Incentive Plan to date.

                     Number of Shares Covered        Number of Shares
Name and Position     by Stock Option Awards      Covered by Stock Awards

Randolph W. Lenz              43,000                     21,500
  Chairman of the Board

Ronald M. DeFeo               30,800                     15,400
  President,
  Chief Executive Officer
  and Chief Operating Officer

David J. Langevin             27,400                     13,700
  Executive Vice President

Marvin B. Rosenberg           22,600                     11,300
  Senior Vice President,
  General Counsel and
  Secretary

Ralph T. Brandifino           21,200                     10,600
  Senior Vice President,
  Chief Financial Officer
  and Treasurer

Named Executive Officers      145,00                     72,500
 as a group (5 persons)

All nonemployee directors     50,000                          0
  as a group (4 persons)

All employees,               149,000                     74,500
  not including Named
  Executive Officers,
  as a group (100 persons)


Except as described above under "Director Options," the types of awards, and the amounts and recipients thereof, that will be granted under the 1994 Incentive Plan in the future are not determinable at this time.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 1994 Incentive Plan based on federal income tax laws currently in effect. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

Non-Qualified Stock Options. In general: (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option is granted; (ii) at the time of exercise of a Non-Qualified Stock Option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a Non-Qualified Stock Option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. For purposes of the alternative minimum tax, however, the difference between the option price and the fair market value of the Common Stock on the date of exercise is an adjustment in computing the optionee's alternative minimum taxable income. If shares of Common Stock are issued to an optionee pursuant to the exercise of an Incentive Stock Option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Restricted Stock. A recipient of shares of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the shares, reduced by any amount paid by the recipient, at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to shares of Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

A recipient of Tax-Offset Rights with respect to a Restricted Stock award will be subject to tax at ordinary income rates on the amount of any cash received.

Performance Awards. A recipient of a Performance Award will be subject to tax at ordinary income rates on the amount of any cash received.

Special Rules Applicable to Directors and Officers. In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject a director or an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the director or officer may differ from the tax consequences described above. In these circumstances, unless a Section 83(b) election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the director or officer to suit under Section 16(b) of the Exchange Act, but not longer than six months.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) such deduction is reasonable in amount, constitutes an ordinary and necessary business expense, is not subject to the $1,000,000 annual compensation limitation set forth in Section 162(m) of the Code and does not constitute an "excess parachute payment" within the meaning of Section 280G of the Code, and (ii) any applicable withholding obligations are satisfied.

Recommendation

The Board of Directors believes that the approval of the 1994 Incentive Plan and the Initial Awards is in the best interests of the Company and the Terex stockholders because the 1994 Incentive Plan and the Initial Awards will enable the Company to provide competitive equity incentives to directors and officers and other key employees to enhance the profitability of the Company and increase stockholder value.

The Board of Directors recommends that the stockholders vote FOR approval of the 1994 Incentive Plan and the Initial Awards.


                                OTHER BUSINESS

The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.


                             STOCKHOLDER PROPOSALS

All proposals of stockholders intended to be included in the proxy statement to be presented at the 1996 Annual Meeting of Stockholders must be received at the Company's offices at 500 Post Road East, Westport, Connecticut 06880, no later than December 15, 1995.


                         ANNUAL REPORT TO STOCKHOLDERS

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, including financial statements, has previously been mailed to stockholders of the Company. The Annual Report does not constitute a part of the Proxy solicitation materials.


STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.


By Order of the Board of Directors



Marvin B. Rosenberg
Secretary






May 26, 1995
Westport, Connecticut

          THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF TEREX CORPORATION


     The undersigned hereby appoint Randolph W. Lenz, Ronald M. DeFeo and Marvin B. Rosenberg, and any one or more of them, proxies with power of substitution to act, by unanimous vote, or if only one votes or acts then by that one to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M. local time, June 23, 1995 at the Westport Inn, 1595 Post Road East, Westport, Connecticut, and any adjournment thereof, as follows:

                    (Please date and sign on reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED IN ITEM 1. FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS IN ITEM 2, AND IN THE DISCRETION OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITEM 3. PLEASE MARK BOX [ ] OR [X].

1. ELECTION OF DIRECTORS:     Randolph W. Lenz, Ronald M. DeFeo,
                              Marvin B. Rosenberg, G. Chris Andersen,
                              William H. Fike, Bruce I. Raben,
                              David A. Sachs, Adam E. Wolf

   FOR all             WITHHOLD          (INSTRUCTION:  To withhold authority


2. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

  FOR        AGAINST       ABSTAIN
   [ ]         [ ]           [ ]

3. RATIFICATION OF 1994 TEREX CORPORATION LONG-TERM INCENTIVE PLAN AND INITIAL AWARDS GRANTED

  FOR        AGAINST       ABSTAIN
   [ ]         [ ]           [ ]

        Please date, sign and mail this card in the enclosed envelope.

4. Upon such other business as may properly come before the meeting or any adjournments, hereby revoking any proxy heretofore given.


                                             (Stockholder's Signature)


                                             (Stockholder's Signature)

                                             Dated                 , 1995
Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee, etc., use full title. If stock is held jointly, each owner must sign.

                                      1995 ANNUAL MEETING

                PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

                                   EXHIBIT A


                            1994 TEREX CORPORATION
                           LONG-TERM INCENTIVE PLAN


                                   Article I

                                    Purpose

The purpose of the 1994 Terex Long-Term Incentive Plan (hereinafter referred to as the "Plan") is to (a) advance the interests of Terex Corporation (the "Corporation") and its stockholders by providing incentives and rewards to those employees who are in a position to contribute to the long-term growth and profitability of the Corporation and to outside directors; (b) assist the Corporation and its subsidiaries and affiliates in attracting, retaining, and motivating highly qualified employees and outside directors for the successful conduct of their business; and (c) make the Corporation's compensation program competitive with those of other major employers.


                                  Article II

                                  Definitions

          2.1 A "Change in Control of the Corporation" shall be deemed to occur in the event that any of the following circumstances have occurred:

               (i) the direct and indirect holdings of Randolph W. Lenz ("RWL"), in the voting power or fair market value of the stock of the corporation, fall below 20 percent, provided, however, that if such holdings of RWL fall below 20 percent as a result of the voluntary sale or other voluntary transfer by RWL of his shares of stock of the Corporation, solely for purposes of the Plan, a Change in Control of the corporation shall not be deemed to occur with respect to RWL;

               (ii) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act becomes the "beneficial owner", as defined in rule 13d-3 under the Exchange Act, of more of the then outstanding voting securities of the Corporation than are then held either directly or indirectly by Randolph W. Lenz, otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Board of Directors; or

               (iii) if during any period of 12 consecutive months (not including any period prior to the adoption of this section), Present Directors and/or New Directors cease for any reason to constitute a majority of the Board.

               For purposes of Section 2.1, the rules of Section 318(a) of the Code and the regulations issued thereunder shall be used to determine stock ownership.

               For purposes of subsection (iii) of Section 2.1, "Present Directors" shall mean individuals who at the beginning of such consecutive 12 month period were members of the Board of Directors and "New Directors" shall mean any director whose election by the Board or whose nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were Present Directors or New Directors.

          2.2 "Code" means the Internal Revenue Code of 1986, as now or hereafter amended.

          2.3  "Committee" means the committee established pursuant to Article
IV.

          2.4 "Disability" means a Participant's inability to engage on any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of six (6) months or longer.

          2.5 "Employee" means all employees of the Corporation or of a subsidiary or affiliate of the Corporation participating in the Plan, including officers of the Corporation, as well as officers of the Corporation who are also directors of the Corporation. However, an individual who is a member of the Committee shall not be an "Employee" for the purposes of this Plan.

          2.6 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          2.7 "Incentive Stock Option" means any stock option granted pursuant to this Plan which is designated as such by the Committee and which complies with Section 422 of the Code.

          2.8 "Market Price" is the closing sale price of a share of Stock as reported by the New York Stock Exchange on the last trading day immediately prior to the date an option hereunder is exercised or such other date as the value of a share of Stock is to be determined.

          2.9 "Non-Qualified Stock Option" means any stock option granted pursuant to this Plan which is not an Incentive Stock Option.

          2.10 "Outside Director" means a member of the Board of Directors of the Corporation who is a "disinterested person" within the meaning of Rule 16b-3(c)(2)(i) of the Exchange Act, and (ii) an "outside director" within the meaning of Section 162(m) of the Code or any successor provision thereto (as may be interpreted from time to time by Treasury Regulations promulgated thereunder):

          2.11 "Participant" means a Participant as defined in Article III.

          2.12 "Restricted Stock" means Stock subject to restrictions on the transfer of such Stock, conditions of forfeitability of such Stock, or any other limitations or restrictions as determined by the Committee.

          2.13 "Stock" means Stock as defined in Section 5.1.


                                  ARTICLE III

                                 Participation

          The participants in the Plan ("Participants") shall be (a) those Employees serving in a managerial, administrative, or professional position who are selected to participate in the Plan by the Committee of the Board of Directors of the Corporation named to administer the Plan pursuant to Article IV and (b) Outside Directors.


                                  ARTICLE IV

                                Administration

          The Plan shall be administered and interpreted by a committee of two or more members of the Board of Directors who are Outside Directors (hereinafter referred to as the "Committee") appointed by the Board. If the Board has appointed a Compensation Committee, the Committee shall be comprised
of the members of the Compensation Committee that are Outside Directors.   All
decisions and acts of the Committee shall be final and binding upon all Participants. The Committee shall: (i) determine the number and types of awards to be made under the Plan; (ii) select the awards to be made to Participants; (iii) set the option price, the number of options to be awarded, and the number of shares to be awarded out of the total number of shares available for award; (iv) delegate to the Chairman, President, Executive Vice President and Chief Financial Officer (acting as a group) of the Corporation the right to allocate awards among Employees who are not directors or officers (as defined in Rule 16a-1(f) under the Exchange Act) of the Corporation, such delegation to be subject to such terms and conditions as the Committee in its discretion shall determine; (v) establish administrative regulations to further the purpose of the Plan; and (vi) take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan.

                                   ARTICLE V

                                    Awards

          5.1 Form of Awards. Awards under this Plan may be in any of the following forms (or a combination thereof): (i) stock option awards in accordance with Article VI; (ii) grants of Stock, including Restricted Stock, in accordance with Article VII; or (iii) Performance Awards in accordance with
Article VIII. "Stock" shall mean the common stock, $.01 par value, of the Corporation. All awards (other than Performance Awards) shall be made pursuant to award agreements between the Participant and the Corporation. The agreements shall be in such form as the Committee approves from time to time.

          5.2 Maximum Amount Available. The total number of shares of Stock (including Restricted Stock, if any) optioned or granted under this Plan during the term of the Plan shall not exceed 750,000 shares except as increased or otherwise adjusted in accordance with Section 5.3 . During the 10-year period commencing on the effective date of this Plan, no Participant may be granted, in the aggregate, awards which would result in the Participant receiving more than 15% of the maximum number of shares available for award under the Plan. Solely for the purpose of computing the total number of shares of Stock optioned or granted under this Plan, there shall not be counted any shares which have been forfeited if the Participant received no benefits of ownership from the Stock and any shares covered by an option which, prior to such computation, has terminated in accordance with its terms or has been canceled by the Participant or the Corporation.

          5.3 Adjustment in the Event of Recapitalization, Etc. In the event of any change in the capital structure of the Corporation by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change (including the exercise of currently existing Warrants and the conversion of currently existing Preferred Stock) or in the event of any special distribution to the stockholders, the Committee shall make such equitable adjustments in the number of shares and prices per share applicable to options then outstanding and in the number of shares which are available thereafter for Stock Option Awards (as defined in Section 6.1) or other awards, both under the Plan as a whole and with respect to individuals, as the Committee determines are necessary and
appropriate.   Any such adjustments shall be conclusive and binding for all purposes of the Plan.


                                  ARTICLE VI

                                 Stock Options

          6.1 Grant of Award. The Corporation may award options to purchase Stock, including Restricted Stock, (hereinafter referred to as "Stock Option Awards") to such Participants (other than Outside Directors) as the Committee, or the Chairman, President, Executive Vice President and Chief Financial Officer (acting as a group) of the Corporation, if the Committee in its discretion delegates the right to allocate awards pursuant to Article IV, authorizes and under such terms as the Committee establishes. The Committee shall determine with respect to each Stock Option Award and designate in the grant whether a Participant is to receive an Incentive Stock Option or a Non-Qualified Stock Option.

          6.2 Awards to Outside Directors. Any individual who is an Outside Director on or after January 1, 1994 shall (a) after completing two years of service as a member of the Board of Directors, be awarded an option to purchase 10,000 shares of Stock and (b) after completing five years of service as a member of the Board of Directors, be awarded an option to purchase an additional 10,000 shares of Stock. A stock option awarded under either clauses
(a) or (b) of the preceding sentence shall have a duration of five years commencing on the date of the award. The option price of each share of Stock subject to a Stock Option Award under this Section 6.2 shall be the closing price of a share of Stock on the trading day immediately preceding the date of the award as reported on the New York Stock Exchange. Years of service completed shall include all years served whether prior to, or subsequent to, the adoption of this Plan. Options awarded under this section 6.2 shall be subject to the terms and conditions of Sections 6.4, 6.5 and 6.6 except to the extent that the provisions of such Sections are inconsistent with the provisions of this Section 6.2

          6.3 Option Price. Except as otherwise provided in Section 6.2 and this Section 6.3, the option price of each share of Stock subject to a Stock Option Award shall be (i) determined by the Committee but shall be no less than the closing price of a share of Stock on the trading day immediately preceding the date the award is authorized as reported on the New York Stock Exchange and
(ii) specified in the grant. Notwithstanding the above to the contrary, (a) the Committee may specify such other price as it deems appropriate and (b)) in the Participant to whom an Incentive Stock Option is granted owns, at the time of the grant, more than ten percent (10%) of the combined voting power of the Corporation or a subsidiary of the Corporation, the option price of each share of Stock subject to such grant shall be not less than one hundred ten percent (110%) of the closing price described in the preceding sentence.

          6.4 Terms of Option. A stock option by its terms shall not be transferable by the Participant other than by will or the laws of descent and distribution, and, during the Participant's lifetime, shall be exercisable only by the Participant. A stock option by its terms also shall be of no more than ten years' duration, except that an Incentive Stock Option granted to a Participant who, at the time of the grant, owns Stock representing more than ten percent (10%) of the combined voting power of the Corporation shall by its terms be of no more than five years' duration. Except as otherwise provided in
Section 6.2, a stock option by its terms shall be exercisable only after the earliest of: (i) such period of time as the Committee shall determine and specify in the grant, but in no event less than one year following the date of the grant of such award; (ii) the Participant's death or Disability; or (iii) a Change in Control of the Corporation.

          Except as otherwise provided in Section 6.2, an option is only exercisable by a Participant while the Participant is in active employment with the Corporation, or its subsidiary or affiliate, except (i) in the case of a Participant's death or Disability; (ii) during a six-month period commencing on the date of a Participant's termination of employment by the Corporation other than for cause; (iii) during the three-year period commencing on the date of the Participant's termination of employment, by the participant or the Corporation, after a Change in Control of the Corporation, unless such termination of employment is for cause; or (iv) if the Committee decides that it is in the best interest of the Corporation to permit individual exceptions. An option may not be exercised pursuant to this paragraph after the expiration date of the option.

          6.5 Exercise of Option. An option may be exercised with respect to part or all of the shares subject to the option by giving written notice to the Corporation of the exercise of the option. The option price for the shares for which an option is exercised shall be paid on or within ten business days after the date of exercise in cash, in whole shares of Stock owned by the Participant prior to exercising the option, or in a combination of cash and such shares of Stock or on such terms and conditions as the Committee determines. The value of any share of Stock delivered in payment of the option price shall be its Market Price on the date the option is exercised.

          6.6 Dividends on Shares Covered By Options. The Committee may, in its discretion, grant to Participants holding stock options the right to receive with respect to each share covered by an option payments of amounts equal to the regular cash dividends paid to holders of stock during the period that the option is outstanding.

                                  ARTICLE VII

                                Grants of Stock

          The Committee may grant, either alone or in addition to other awards granted under the Plan, shares of Stock (including Restricted Stock) to such Participants as the Committee, or the Chairman, President, Executive Vice President and Chief Financial Officer (acting as a group) of the Corporation, if the Committee in its discretion delegates the right to allocate awards pursuant to Section 4, authorizes and under such terms as the Committee establishes. The Committee, in its discretion, may also make a cash payment to a Participant granted shares of Stock under the Plan to allow such Participant to satisfy tax obligations arising out of receipt of the Stock.

                                 ARTICLE VIII

                              Performance Awards

          The Committee may grant, either alone or in addition to other awards granted under the Plan, cash bonus awards based on a Participant's job performance ("Performance Awards") to such Participants as the Committee, or the Chairman, President, Executive Vice President and Chief Financial Officer (acting as a group) of the Corporation, if the Committee in its discretion delegates the right to allocate awards pursuant to Section 4, authorizes and under such terms as the Committee establishes. Performance awards may be paid in cash or any other form of property as the Committee shall determine. Performance Awards shall entitle the Participant to receive an award if the measures of performance or other criteria established by the Committee are met. The measures of performance or other criteria shall be established by the Committee in its absolute discretion. The Committee shall determine the times at which Performance Awards are to be made and all conditions of such awards. Performance awards shall be subject to any applicable federal, state or local withholding tax requirements.

                                  ARTICLE IX

                                  Withholding

          In order to enable the Corporation to meet any application federal, state or local withholding tax requirements arising as a result of the exercise of a stock option, the grant of shares of Stock, or the vesting of Restricted Stock, a Participant shall pay to the Corporation the amount of tax to be withheld. In the alternative, the Participant may elect to satisfy such obligation (i) by having the Corporation withhold shares that otherwise would be delivered to the Participant pursuant to the exercise of the option, the grant of Stock, or the vesting of Restricted Stock for which the tax is being withheld, (ii) by delivering to the Corporation other shares of Stock owned by the Participant prior to exercising the option, receiving the awarded shares, or becoming vested in the Restricted Stock or (iii) by making a payment to the Corporation consisting of a combination of cash and such shares of Stock. Such an election shall be subject to the following: (a) the election shall be made in such manner as may be prescribed by the Committee; (b) the election shall be made prior to the date to be used to determine the tax to be withheld; and (c) if the Participant is a person subject to Section 16 of the Exchange Act, the election shall be irrevocable and shall not be made within six months after the grant of the option, except that this six-month limitation shall not apply in the event the Participant delivers to the Corporation previously owned shares of Stock, and shall be made either at least six months prior to the date to be used to determine the tax to be withheld or during a ten-day period beginning on the third business day following the date of release of the quarterly or annual summary statements of sales and earnings of the Corporation and ending on the 12th business day following such date.


                                   ARTICLE X

                              General Provisions

          10.1 Any assignment or transfer of any awards without the written consent of the Corporation shall be null and void.

          10.2 Nothing contained herein shall require the Corporation to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant for any year.

          10.3 Participation in this Plan shall not (i) affect the Corporation's right to discharge a Participant or (ii) constitute an agreement of employment between a Participant and the Corporation.

          10.4 Restricted Stock may not be sold or transferred by the Participant until any restrictions that have been established by the Committee have lapsed.

          10.5 The Participant shall have, with respect to Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote the shares and the right to receive any dividends, unless the Committee shall otherwise determine.

          10.6 Upon a Participant's termination of employment during the period any restrictions are in effect, all Restricted Stock shall be forfeited without compensation to the Participant unless the Committee decides that it is in the best interest of the Corporation to permit individual exceptions.

                                  ARTICLE XI

                     Amendment, Suspension, or Termination

          11.1 General Rule. The Board of Directors may suspend, terminate, or amend the Plan, including but not limited to such amendments as may be necessary or desirable resulting from changes in the federal income tax laws and other applicable laws, but may not, without approval by the holders of a majority of all outstanding shares entitled to vote on the subject at a meeting of stockholders of the Corporation, (a) increase the total number of shares of Stock that may be optioned or granted under the Plan or (b) amend any provision of the Plan which, with respect to directors and officers (as defined in Rule 16a-1(f) of the Exchange Act) of the Corporation, materially modifies the eligibility requirements, materially increases benefits or materially increases the number of shares issuable. However, in no event shall any provision of the Plan applicable to Stock option Awards to Outside Directors be amended more often than once in any six-month period, except to comport to changes in the Code, ERISA or the rules thereunder.

          11.2 Compliance with Rule 16b-3.  With respect to persons subject to
Section 16 of the Exchange Act, transactions under the Plan are intended to comply with the requirements of Rule 16b-3 under the Exchange Act, as applicable during the term of the Plan. To the extent that any provision of the Plan or action by the Committee or its delegates fail to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Should the requirements of Rule 16b-3 change, the Board of Directors may amend this plan to comply with the requirements of that rule or its successor provision or provisions.

                                  ARTICLE XII

                    Effective Date and Duration of the Plan

          This Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares of Stock; provided, however, that the adoption of the Plan is subject to such shareholder approval within 12 months before or after the date of adoption of the Plan by the Board of Directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled, and in such event each Stock Option Awards and Stock grant hereunder shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect.